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                                                                  EXECUTION COPY


                           COVENTRY HEALTH CARE, INC.

                                 AMENDMENT NO. 1

                                       TO

                              AMENDED AND RESTATED

                          SECURITIES PURCHASE AGREEMENT

                           Dated as of August 1, 1998


                  This Amendment No. 1 (this "Agreement"), dated as of August 1, 1998, by and between Coventry Health Care, Inc., a Delaware corporation and the successor by merger to Coventry Corporation, a Tennessee corporation (the "Company"), and Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg").

                                R E C I T A L S :

                  WHEREAS, the Company, Warburg and Franklin Capital Associates III are parties to an Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997 (the "Purchase Agreement"); and

                  WHEREAS, the Company and Warburg wish to amend certain provisions of the Purchase Agreement relating to Warburg.

                  NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                  Section 1. Definitions. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Purchase Agreement.

                  Section 2. Amendments.

                  (a) Notwithstanding the provisions of the Purchase Agreement or the Notes, from and after May 28, 1999, the Notes held by Warburg shall no longer bear interest. Warburg agrees to exchange any Notes presently held by it for new Notes reflecting this amendment.


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                  (b) Section 9(a) of the Purchase Agreement is hereby amended by adding the following to the end thereof:

         "Notwithstanding anything contained in this Agreement to the contrary, the Notes shall not be convertible by Warburg, if, after giving effect to the shares of Common Stock of the Company issuable to Warburg upon such conversion (or partial conversion), Warburg would beneficially own ten percent (10%) or more of the outstanding Voting Securities of the Company (the "Control Threshold"), unless Warburg shall have obtained all Required Approvals. For purposes of this Agreement, (i) beneficial ownership shall be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, (ii) Voting Securities of the Company shall mean all shares of Common Stock and all securities convertible into or exchangeable for shares of Common Stock other than any Notes owned by Warburg and any Warrants to acquire shares of Common Stock owned by Warburg ("Warburg Warrants"), and (iii) "Required Approval" shall mean any approval required by any state insurance regulatory or similar authority to which the Company or any of its assets is subject, in connection with an acquisition of control of the Company or any of its subsidiaries. The foregoing provisions are specifically intended to prevent the acquisition of control (as defined or presumed to exist under any such state insurance or similar regulatory authority) of the Company or any of its subsidiaries by Warburg unless and until Warburg obtains the Required Approval."

                  (c) Section 9(e) of the Purchase Agreement is hereby amended by deleting the fourth sentence thereof and inserting the following in its place:

         "The date of receipt by the Company of the Notes and notice shall be the conversion date. Warburg shall have the right to deliver a notice of conversion conditioned upon the receipt of all Required Approvals as provided in Section 9(a) hereof and, upon the receipt of such Required Approvals, the Company shall deliver certificates representing the shares of Common Stock to Warburg. Upon the receipt by the Company of a notice of conversion, the Company shall no longer have the right to prepay any of the Notes subject to such notice without the prior written consent of the holder thereof."

                  Section 3. Exchange of Notes

                  (a) In the event that, on or before December 31, 1999, directors or stockholders of the Company authorize a series of preferred stock having substantially identical rights to the shares of Series A Preferred Stock ("New Convertible Preferred"), except that such shares will have no voting rights except as provided by law and will have a limitation on the extent to which






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they can be converted substantially similar to the restriction set forth in
Section 2(b) hereof, the Company may upon written notice to the holders of the Notes (the "Notice"), exchange the Notes for shares of New Convertible Preferred (the "Exchange").

                  (b) In the event the Company elects to effect the Exchange, the holders of the Notes shall be entitled to receive a number of shares of New Convertible Preferred equal to the number of shares of Series A Preferred Stock into which such Notes are exchangeable pursuant to the terms of the Purchase Agreement.

                  (c) As soon as practicable after the date on which the Company delivers to the holders of the Notes the Notice, and in any event within ten
(10) days thereafter, the Company, at its expense, will cause to be issued in the name of and delivered to the holders of the Notes a certificate or certificates for the number of fully paid and non-assessable shares of New Convertible Preferred to which such holder shall be entitled plus, in lieu of any fractional share to which such holder would otherwise be entitled, cash in an amount determined in accordance with Section 9(c) of the Purchase Agreement. Such shares shall otherwise be issuable upon the same terms as the shares of Series A Preferred Stock pursuant to Section 9 of the Purchase Agreement.

                  Section 4. Mandatory Exercise of Warburg Warrants. In the event the Company exercises its rights pursuant to Section 1.2(b) of the Warburg Warrants and, after giving effect to the shares of Common Stock issuable upon such exercise (or partial exercise), Warburg would exceed the Control Threshold (as defined in the Warburg Warrants), then the following provisions shall apply:

                  (a) Warburg shall use its reasonable best efforts to obtain all Required Approvals (as defined in the Warburg Warrants) as soon as practicable following receipt of the Optional Exercise Notice (as defined in the Warburg Warrants), unless Warburg notifies the Company that it intends to sell or otherwise transfer shares of Common Stock so that, after giving effect to the Mandatory Exercise (as defined in the Warburg Warrants), it will not exceed the Control Threshold. Without limiting the generality of the foregoing, at the request of Warburg, the Company shall register the shares to be issued to Warburg pursuant to the Mandatory Exercise in the names of the partners of Warburg unless, in the opinion of counsel to the Company, such shares are not at the time of such registration freely transferable by such partners pursuant to Rule 144(k) or another similar exemption from the registration requirements of the Securities Act of 1933, as amended.

                  (b) In no event shall any shares of Common Stock be issued to Warburg pursuant to the Mandatory Exercise unless and until Warburg notifies the Company in writing that all Required Approvals have been obtained or that it has transferred or sold such number of shares of Common Stock such that, after giving





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effect to the issuance of the shares of Common Stock pursuant to the Mandatory
Exercise, the Control Threshold would not be exceeded.

                  (c) In the event Warburg is unable or unwilling to obtain the Required Approvals in order to permit the Company to exercise the Mandatory Exercise, Warburg shall use all reasonable efforts to sell or otherwise transfer, during a period of 120 days from the date on which the Company delivers the Optional Exercise Notice, such number of shares of Common Stock as shall be required in order to permit the Mandatory Exercise to be effected without exceeding the Control Threshold.

                  Section 5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

                  Section 6. Section Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  Section 7. Notices.

                  (a) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                  (1) if to Warburg, at 466 Lexington Avenue, New York, New York 10017 (facsimile: (212) 878-9361), marked for attention of Patrick T. Hackett, or at such other address as Warburg may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019,
                  Attention: Steven J. Gartner, Esq. (facsimile: (212) 728-8111), or at such other address it may have furnished the Company in writing), or

                  (2) if to the Company, at 6705 Rockledge Drive, Suite 900, Bethesda, MD 20817-1850 (facsimile: (301) 493-0743) marked for attention of Chief Financial Officer, or at such other address as the Company may have furnished the Investors in writing (with a copy to Bass, Berry & Sims PLC, Attention: Bob F. Thompson, Esq. (facsimile: (615) 742-6298) or at such other address as it may have furnished in writing to Warburg).

                  (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered




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or certified mail, on the third business day after the date of such mailing.

                  Section 8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

                  Section 9. Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and Warburg.

                  Section 10. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

                  Section 11. Ratification. Except as expressly set forth herein, the terms of the Purchase Agreement and the Notes are unaffected hereby and shall remain in full force and effect.

                  Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.




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                  IN WITNESS WHEREOF, the undersigned have executed this
Agreement as of the date first written above.


                                            COVENTRY HEALTH CARE, INC.


                                            By:_____________________________
                                                 Name:
                                                 Title:


WARBURG, PINCUS VENTURES, L.P.

By:  WARBURG, PINCUS & CO.,
         General Partner


     By:_________________________
          Name:
          Title:




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